Huntington, W. Va. –August 12, 2011

Energy Services of America Corporation Announces results for the three months and nine months ended June 30, 2011.

Energy Services of America (Amex: ESA) announced today that for the quarter ended June 30, 2011, the Company experienced a net loss of ($725,884) compared to a net income of $4,098,413 for the three months ended June 30, 2010.  For the  nine months ended June 30, 2011, the Company’s year to date net loss totaled ($4,148,936) compared to a net income of $2,143,168 for the nine months ended June 30, 2010.

Marshall T. Reynolds, Chairman, discussed the performance for the quarter and nine months.  “Weather, which normally is not an issue for the Company during the third quarter, caused significant issues in the three months ended June 30, 2011.  In general, rainfall in the Mid Atlantic region for the calendar year has been 143% of the fifteen year average in areas where the Company is currently engaged in projects.  More specifically, on two of the larger projects the company had going for the quarter, the days of rain exceeded 50%.  Accordingly, our revenues are below expected levels and therefore our net income has been adversely affected.  We are hopeful that favorable weather during the quarter ending September 30, 2011 should improve revenue levels and therefore improve profitability as well.  Our Backlog at June 30, 2011 was $134.7 million which exceeded last year’s backlog of $87.7 million by $47 million (53.6%).  Further,   the volumes coming up for bid that we are aware of continue to be strong.  While our success at winning contracts always determines the revenue we ultimately will generate, with the increased volume of work available, we are very excited about our long term prospects.”

Edsel R. Burns, President of ESA, shared Mr. Reynolds’ thoughts.  “Demand for our services continues to be strong as evidenced by our backlog and projects coming up for bid.  However, inclement weather caused production delays and curtailed productivity which resulted in our revenues and profits for the first nine months coming in below our desired levels.  The Company continues to focus on improving our operating efficiencies and those efforts coupled with the anticipated continued strong demand for our services should result in successful long term performance.  We feel the Company is positioned to perform well into the future.  Key information at June 30, 2011 and for the three and nine months ended June 30, 2011 is as follows:

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	Energy Services of America Corporation
	Key Financial Information

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Actual
Revenues	$46,035,147	$76,228,776	$93,772,457	$126,475,855
Net Income (loss)	(725,884)	4,098,413	(4,148,936)	2,143,168
Earnings (loss) Per Share-Basic	$(0.06)	$0.34	$(0.34)	$0.18
Earnings (loss) Per Share-Diluted	$(0.06)	$0.34	$(0.34)	$0.18

Other information
Shares Outstanding	12,092,307
Total Assets	$110,677,320
Total Liabilities	$54,652,705
Total Equity	$56,024,615
Stated Book Value per Share	$4.63
Backlog at March 31 , 2010	$134,700,000

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.